                          PRODUCT PURCHASE AGREEMENT
                          --------------------------


      THIS AGREEMENT is made this 23rd day of August, 1996 between Carborundum Corporation, a Delaware corporation with principal offices at Crows Mill Road, Keasbey, New Jersey 08832 ("Licensor") and New Castle Refractories Company, a division of Dixon Ticonderoga Company, a Delaware corporation with principal offices at 915 Industrial Street, New Castle, Pennsylvania 16102 ("Licensee").

                                   FACTS

      Pursuant to a License and Technological Assistance Agreement (the "License Agreement") dated August 23, 1996, Licensor has granted a license to Licensee with respect to silicon carbide refractory brick technology.

      Licensee anticipates that from time to time Licensee will have to purchase silicon carbide refractory bricks ("Bricks") from Licensor in order to meet Licensee's obligations under purchase orders from its own customers.

      Licensor and Licensee have agreed to establish the parameters under which Licensee may place orders with Licensor for Bricks.

                                 AGREEMENT

      In consideration of the License Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

      1. Licensor grants to Licensee the right to purchase from Licensor the products listed on Exhibit A attached to this Agreement (the "Products"). Licensor understands that the Products will be purchased for resale and for comparative testing in the metals market, and consents to such use.

      2. Attached to this Agreement as Exhibit B is a list of prices for the most commonly ordered Brick shapes for each Product. Subject to the other terms of this Agreement, Licensor agrees to sell the Products to Licensee at such prices. The prices set forth in Exhibit B may be increased by Licensor one year from the Effective Date of this Agreement (defined below) by the lesser of (a) the percentage increase of any general price increase announced by Licensor or (b) five percent, such increase to take effect for all Products delivered after such increase. Any price increases will be noted on quotations made at the time of order placement.

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      3.   If Licensee places an order for shapes that are not listed on
Exhibit B, then Licensor will determine the prices for such Bricks on a comparative basis with similar Products that are listed on Exhibit B.
Licensor agrees to use its best efforts to assure consistent pricing with the listed Products, with consideration being given to brick configuration, brick size, quantity, required production routing, product specified and any special requirements such as quality assurance testing, non-standard packaging or non-standard lead times. Such prices will be determined in good faith by Licensor and will be based upon brick dimensions and/or brick drawings, related bills of materials and all other required customer specifications provided by Licensee to Licensor.

      4. In order for Licensee to place orders under this Agreement with the benefit of the pricing schedule attached as Exhibit B, Products must be ordered within the two year period commencing on the Effective Date of this Agreement for shipment upon completion of production. All Products will be shipped F.O.B. Keasbey, New Jersey pursuant to Licensor's standard terms and conditions of sale, attached to this Agreement as Exhibit C, and payment will be net thirty (30) days. All payments will be made in United States dollars at the office of Licensor set forth at the beginning of this Agreement or at such other place as Licensor may direct.

      5. Licensee acknowledges that the prices set forth on Exhibit B assume standard lead times in existence at the time of the placement of any particular order by Licensee. Any orders received by Licensor from Licensee will be scheduled for production on the same basis as standard customer orders, within all of the limits of available capacity to which the Licensor's operations are then subject. Subject to the foregoing, Licensor agrees that it will deliver up to 400 tons of standard Products to Licensee pursuant to orders placed pursuant to this Agreement within any rolling three-month period during the term of this Agreement, not to exceed 1,000 tons in any rolling twelve-month period.

      6. Licensee may not assign this agreement or all or any part of its rights under this agreement to any other person, firm or corporation without the prior written consent of Licensor, which will not be unreasonably withheld by Licensor with respect to an assignment by Licensee to any wholly owned subsidiary of Licensee.

      7. Any notice or other communication to either part to this agreement required or permitted under this agreement will be in writing and will be sent by registered air mail, return receipt requested, postage prepaid, addressed to the address of such party set forth at the beginning of this agreement or to such changed address as such party shall have communicated to the other. Any such notice or communication will be deemed to have been served when delivered or, if delivery is not accepted by reason of the fault of the addressee when tendered.

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      8.   All disputes arising in connection with this agreement will be finally settled by mediation held and conducted in Worcester, Massachusetts in accordance with the rules of the American Arbitration Association. Judgment to enforce the agreement reached may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and the order of enforcement, as the case may be.
In interpreting the provisions of this agreement, the mediators will apply the law of the Commonwealth of Massachusetts.

      9. This agreement may be executed in several counterparts and each such counterpart shall be deemed an original of this agreement.

      10. This Agreement will become effective (the "Effective Date") when the License Agreement becomes effective in accordance with its terms. If the License Agreement does not become effective in accordance with its terms, then this Agreement will be null and void.

      IN WITNESS WHEREOF, Licensor and Licensee have caused this agreement to be duly executed on the date first above written.



                                 LICENSOR:

                                 Carborundum Corporation


                                 By:  /s/ Robert C. Ayotte
                                      -------------------------------

                                  LICENSEE:


                                  New Castle Refractories
                                  Company,
                                  A Division of Dixon Ticonderoga


                                  By:  /s/ Gino Pala
                                       -------------------------------

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                                EXHIBIT A


                                CARBOFRAX

                                REFRAX 20

                              REFRAX 20 SBF

                                SIALFRAX

                                EXHIBIT B


Delivered to Company only.

                                EXHIBIT C


                         THE CARBORUNDUM COMPANY

                       Terms and Conditions of Sale

This Sale is Subject to the Following Terms and Conditions as Well as Those Appearance on the Attached.

1. AGREEMENT OF SALE; ACCEPTANCE: Any acceptance contained herein is expressly made conditional on Buyer's assent to any terms contained herein that are additional to or different from those proposed by Buyer in its purchase order and, hence, any terms and provisions of Buyer's purchase order which are inconsistent with the terms and conditions hereof shall not be binding on the Seller. Unless Buyer shall notify Seller in writing to the contrary as soon as practicable after receipt hereof, acceptance of the terms and conditions hereof by Buyer shall be deemed made and; in the absence of such notification, the sale and shipment by the Seller of the goods covered hereby shall be conclusively deemed to be subject to the terms and conditions hereof.

2. ENTIRE CONTRACT: This contract constitutes the final and entire agreement between Seller and Buyer and any prior or contemporaneous understandings or agreements, oral or written, are merged herein.

3. PRICES: The price to be paid by Buyer shall be the price in effect at the date of actual delivery of the goods unless otherwise specified in writing by Seller.

4. TAXES: The price of the goods does not include sales, use, excise, ad valorem, property or other taxes now or hereafter imposed, directly or indirectly, by any governmental authority or agency with respect to the manufacture, production, sale, delivery, consumption or use of the goods covered by this contract. Buyer shall pay such taxes directly or reimburse Seller for any such taxes which it may be required to pay.

5. PAYMENT: The specific terms of payment are as specified in writing by Seller. If the Buyer shall fail to make any payments in accordance with the terms and provisions hereof, the Seller, in addition to its other rights and remedies, but not in limitation thereof, may, at its option, defer its shipments or deliveries hereunder, or under any other contract with the Buyer, except upon receipt of satisfactory security or of cash before shipment.

6. SHIPMENT; RISK OF LOSS; TITLE: The goods shall be shipped FOB Seller's shipping points. Risks of loss pass to Buyer upon delivery to the carrier. Title shall pass to Buyer on delivery to the carrier.

7. DELIVERIES: The date of delivery provided herein is an approximation based on Seller's best judgment and prompt receipt from the Buyer of all necessary data regarding the goods. Unless otherwise expressly stated, Seller shall have the right to deliver all of the goods at one time or in portions from time to time within the time of delivery herein provided. The delivery of non-conforming goods, or a default of any nature, in relation to one or more installments of this contract shall not substantially impair the value of this contract as a whole and shall not constitute a total breach of the contract as a whole.

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8.    DELAYS IN DELIVERIES:  Seller shall be excused for delay in delivery, may suspend performance and shall under no circumstances be responsible for failure to fill any order or orders when due to: acts of God or of the public enemy; fires; floods; riots; strikes; freight embargoes or transportation delays; shortage of labor; inability to secure fuel, material supplies, or power at current prices or on account of shortages thereof; any existing or future laws or acts of the Federal or of any State Government (including specifically but not exclusively any orders, rules or regulations issued by any official or agency of any such government) affecting the conduct of Seller's business; any clause beyond Seller's reasonable control.

9. OVERSHIPMENT: On orders for special shapes (non stocked items), Seller may ship quantities produced to cover possible losses in manufacturing and invoice the same up to an amount representing 10% of the initial order quantity.

10. WARRANTY: Seller warrants that the goods manufactured by the Seller when shipped are free from defects in materials and workmanship; provided, however, Seller shall have no obligation or liability under this warranty unless it shall have received prompt written notice specifying such defect no later than one (1) year from the date of shipment. In the event of defects developing within that period under normal and proper use, Buyer agrees that its sole and exclusive remedy shall require only that the Seller, at its option, repair, modify or replace the non-conforming goods FOB Seller's plant or accept the return of the non-conforming goods and refund the purchase price or part thereof, giving effect to the use or value received by Buyer. No goods shall be returned to Seller without Seller's prior written consent. This warranty is in lieu of all other warranties, express, implied or statutory, written or oral, and DOES NOT INCLUDE ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

11. LAWS, CODES, REGULATION, SAFETY DEVICES: Compliance with laws, codes and regulations relating to the goods and their use is the sole responsibility of Buyer, and Seller makes no warranty or representation with respect thereto. Buyer assumes the responsibility for providing and installing any and all devices for the protection of safety and health and shall indemnify and hold harmless Seller against any expense, loss or damage which Seller may incur or sustain as a result of Buyer's failure to so do.

12. PATENTS: Seller warrants that the use or sale of the goods delivered hereunder will not infringe the claims of any United States patent covering the goods, but does not warrant infringement by reason of the use thereof in combination with other material or equipment in the operation of any process. Seller shall, at its own expense, assume the defense of any claim, suit or other proceedings brought against Buyer upon a claim that the goods furnished under this contract constitutes an infringement of any patent of the United States. Buyer agrees to cooperate in the defense of any such proceedings and to provide information, assistance and authority necessary therefor. Should the goods in such suit be held to constitute infringement and the use of the goods enjoined, the Seller shall, at its own expense and at its option, procure for the Buyer the right to continue using such goods or replace them with substantially equivalent goods or modify them so they become non-infringing. Buyer shall defend, hold harmless and indemnify Seller against all judgments, decrees, costs and expenses arising out of any action against Seller or its suppliers based on a claim that the manufacture or sale of goods hereunder constitutes infringement of any United States letters patent, if such goods were manufactured pursuant to Buyer's proprietary designs, specifications and/or formulae and were not normally offered for sale by seller; provided, however, Seller shall give prompt written notice of the claim or action and Seller shall give Buyer authority, information and assistance at Buyer's expense.

13. LIABILITY: In no event shall Seller's obligation and liability under this contract extend to direct, indirect, punitive, special, incidental or consequential damages or losses Buyer may suffer or incur in connection therewith, such as but not limited to loss of revenue or profits, damages or losses as a result of Buyer's inability to operate, or shut down of, its plant or operations, loss of use of the goods or associated goods or cost of substitute goods, facilities or services, inability to fulfill contracts with third parties, injury to good will, claims of customers and the like, nor shall it extend to damages or losses Buyer may suffer or incur as a result of claims, suits or other proceedings made or instituted against Buyer by third parties, whether public or private in nature.

14. BUYER'S DEFAULT; TERMINATION: Buyer shall be liable to seller for all damages or losses, including loss of reasonable profits, and for costs and expenses, including attorney's fees, sustained by Seller and arising from Buyer's default under, or breach of, any of the terms and conditions of this contract. In the event of any such default or breach, Seller may, without any obligation or liability to Buyer, terminate this contract forthwith by written notice to Buyer and such action by seller shall not be deemed a waiver of any right or remedy with respect to such default or breach.

15. ASSIGNMENT: No right or interest in this contract shall be assigned by Buyer without prior written agreement by the Seller. No delegation of any obligation owed or the performance of any obligation by the Buyer shall be made without prior written agreement by the Seller.

16. LAW GOVERNING: The interpretation and performance of this contract shall be in accordance with and shall be controller by the laws of the State of New York. Buyer consents to the jurisdiction of he courts of the State of New York with venue in Niagra County.

17. MODIFICATIONS; WAIVER: No waiver, alteration or modification of any of the provisions hereof shall be binding on the Seller unless made in writing and agreed to by a duly authorized official of the Seller. No waiver by the Seller of any one or more defaults by the Buyer in the performance of any provisions of this contract shall operate or be construed as a waiver of any future default or defaults, whether or a like or of a different character.